Exhibit 10(c)

                         MANUFACTURING LICENSE CONTRACT

This Manufacturing License Contract ("Contract") as of December 4, 1995 by and between the National Telecommunications Co. ("NTC") with principle offices located at 45 Alkods Alsharif Street, Mohandiseen, Cairo, Egypt, and Cyber Digital, Inc., a New York Corporation ("Cyber") with principle offices located at 400 Oser Avenue, Hauppauge, NY 11788, USA.

WHEREAS, Cyber has developed and manufactures a range of high-performance software controlled Digital Switching Systems ("CSX" and "CRX") for both public and private telephone exchange applications, and markets its systems internationally;

WHEREAS, NTC is interested in licensing and purchasing certain products and parts for manufacturing, distributing, selling, installing, maintaining and servicing Cyber's digital switching systems in order to provide telephone service to subscribers in Egypt on an exclusive basis;

WHEREAS, NTC wishes and Cyber grants a non-exclusive license to market Cyber's digital switching systems in Kenya, Tanzania, Uganda, Sudan, Yemen, UAE and Qatar;

WHEREAS, the parties desire to establish a mutually beneficial and harmonious business and technical relationship;

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1.  DEFINITIONS:

(a) "Products" or "Systems" shall mean Cyber's CSX or CRX digital switching systems and its derivatives used to provide public telephone exchange services.

(b) "Public Telephone Exchange" shall comprise of digital exchanges for cities, towns, villages and rural sites.

(c) "Line" is defined as subscriber line, trunk line, signaling line, data line, operator line, tandem trunk line, inter-nodal digital channels, or a digital channel of a digital trunk (i.e. E1 digital trunk consisting of 32 channels is construed as 32 lines and T1 digital trunk consisting of 24 channels is construed as 24 lines).

(d) "Total  Number of Lines" shall be the total of all types of lines defined in
Article 1(c).

(e) "Node" is defined as consisting of 512 ports which may be used for data, voice or trunking. Multiple nodes may be networked to obtain the desired line size capacity.

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(f) "Basic Switch" is defined as node or nodes  consisting of common  equipment, combination of peripheral cards for lines as defined above in Article 1(c), generic operating software (GOS), and standard billing package with software. The Basic Switch shall be powered from standard DC power input at -48VDC.

(g) "Common Equipment" for each node consists of one Disk Drive Module (DDM) in SKD form w/o housing, one Main Processor Unit (MPU) in SKD form, one Time Switch Unit (TSU) in SKD form, one DC Power Supply in SKD form, and one or two backplanes in SKD form.

(h) "Peripheral Cards" for lines as defined in Article 1(c) consists of Voice Interface Unit (VIU) providing 16 subscriber lines in CKD form, T1/E1 Interface Unit (T1U/E1U) providing 2T1 or 1E1 digital trunk in SKD form, and Voice Trunk Unit (VTU) providing 8 analog trunks in CKD form. Each node can support a maximum of 30 Peripheral Cards.

(i) "SKD" means semi-knocked down cards which are fully tested but w/o faceplace.

(j) "CKD" means completely knocked down cards which are unassembled with parts in kit form.

(k) "Manufacturing Technology" shall mean the following technical information, data, and know-how furnished to NTC by Cyber under the terms of this Contract:

     (1) Know-how, methods, processes and techniques for the manufacture of VIU and VTU peripheral cards from CKD parts provided by Cyber;

     (2) Know-how, methods, processes and techniques for the manufacture, assembly, testing and system integration of System;

     (3) Drawings for mechanical parts such as cabinet, housings and faceplates for the manufacture and fabrication of such items.

ARTICLE 2.  LICENSE TO MANUFACTURE, DISTRIBUTE AND SELL PRODUCTS

2.1.  Cyber hereby grants to NTC the following licenses:

     (a) an exclusive non-transferrable license to use the Manufacturing Technology for the purpose of manufacturing, selling, installing, maintaining and servicing Systems in Egypt;

     (b) a non-transferrable and a non-exclusive license to market Systems in Kenya, Tanzania, Uganda, Sudan, Yemen, UAE and Qatar;

     (c) Cyber agrees to furnish NTC with all improvements or modifications to Systems on an ongoing basis, for a period of five years from the date of this Contract given above.

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     (d) NTC  must  comply  with the  Export  Administration  Act of the  United
States, as amended, and rules and regulations promulgated from time to time thereunder. Accordingly NTC agrees (1) not to engage in any transaction involving Cyber's products which is prohibited by said law and regulations, (2) not to re-export Cyber's products to any country, (3) to execute and deliver to Cyber such documentation as Cyber may request in order to satisfy the requirements imposed by the United States from time to time.

2.2. Cyber hereby appoints NTC as its exclusive agent in Egypt to distribute all of Cyber's products made in the U.S.A. Cyber also grants NTC non-exclusive agency for the other mentioned countries in 2.1.b.

ARTICLE 3.  TECHNICAL ASSISTANCE AND TRAINING

For the purposes of assisting NTC in the use of Manufacturing Technology and Cyber's Systems, Cyber agrees to provide the following services:

3.1. Cyber shall provide technical training with respect to manufacturing, assembly, testing, system integration, installation, database programming, maintenance and service to sufficient number of engineers/technicians of NTC at Cyber's facilities. Cyber shall, for a period of three months, provide technical training to approximately ten engineers/technicians of NTC, including: four hardware engineers, three data base programming engineers, and three installation/maintenance engineers. The details of the technical training program are set forth in Exhibit B attached hereto.

3.2. One field trial system comprising of 440 lines (32 trunks and 408 subscriber lines) shall be manufactured, assembled and tested by Cyber, in accordance with the configuration which is set forth in Exhibit C attached hereto. NTC agrees to issue an irrevocable Letter of Credit in favor of Cyber in the amount given in Exhibit C. This system shall be delivered to NTC for four-month field trial operation in Egypt. Upon certification and acceptance of the field trial system by ARENTO, NTC shall permit Cyber to execute the underlining irrevocable Letter of Credit. Cyber shall be responsible for solving any possible problems arising out of the connection to the existing Egyptian network. Cyber shall assist NTC in obtaining the necessary certification from the Egyptian telephone network authorities after signing of this Contract. Upon successful completion of such trial period to the satisfaction of NTC, Cyber will commence deliveries of products to NTC, when requested, based on an appropriate schedule as set forth in Exhibit D attached hereto.

3.3.   It  shall  be   Cyber's   intent   to  fully   train  and   certify   the
engineers/technicians so they can perform all functions of manufacturing, assembly, testing, installation, database programming, maintenance and service on their own, without assistance from Cyber, on all future systems.

3.4. Cyber shall provide such other advice, design services and consultation relating to the outside plant cabling, transmission systems, etc. as may be reasonably required by NTC, from time to time, for a mutually acceptable fee depending on the kind of services required of Cyber.

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ARTICLE 4.  CONSIDERATION

4.1. As Cyber's compensation for the licenses granted to NTC hereunder, Cyber shall be entitled to the following payments based on a selection of an option listed below by NTC upon certification:

(a)  OPTION 1:

     For Egypt, NTC shall pay to Cyber a license fee of * U.S. Dollars in installments as follows:

     (1) * Dollars upon successful field trial and commencement of first year license fee;

     (2)  * Dollars upon commencement of second year license fee;

     (3)  * Dollars upon commencement of third and final year license fee;

(b)  OPTION 2:

     For Egypt and other countries, NTC shall pay to Cyber on an ongoing basis a License Fee of * per port over and above the prices for items given in Manufacturing License Price List.

     In addition, Cyber reserves the right to discount any portion of the * per port License Fee to be applied as Cyber's equity investment in providing telephone service. In that case, Cyber will receive a percentage of the net revenues based on Cyber's portion of the equity investment in relative to NTC's capital participation in perpetuity. For instance, if * per port corresponds to 20% of total investment then Cyber would be entitled to receive 20% of net revenues generated from all telephone service billings in perpetuity.

ARTICLE 5.  EQUIPMENT CONFIGURATION AND PRICES

5.1. Under this Contract, NTC plans to purchase from Cyber its Basic Switches in SKD and CKD form at prices set forth in Exhibit A attached hereto. All prices are FOB, New York, and subject to change if product prices increase or decrease.

5.2. All payments for equipment in SKD and CKD form shall be through irrevocable confirmed letters of credit in favor of Cyber in U.S. dollars payable upon shipment. With NTC's agreement, Cyber may request to receive partial cash advance from NTC when NTC places an order.

5.3. Under this Contract, NTC can purchase products from Cyber, manufactured in the U.S., for distribution in the territories permitted, at a large volume discount of 30% from

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*    This  confidential  portion has been omitted and filed  separately with the
     Commission.

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prices as set forth in Exhibit E, Commercial Price List effective April 1, 1995, attached hereto. All prices are FOB, New York. In addition, Cyber agrees to match or be lower than the price per port of any major switch manufacturer such as Mitel, AT&T, NEC, etc. Cyber also guarantees that it will not sell its products anywhere for prices less than that given to NTC for those products manufactured in the U.S.A. Warranty for such products shall be three months from the date of acceptance by the customer of NTC.

ARTICLE 6.  WARRANTY

6.1. Cyber warrants that the products shall be free from defects in material and workmanship for a period of three months from the date of shipment of SKD and CKD parts. Cyber's liability shall be limited to repair or replacement of the defective goods at no charge to NTC during the warranty period.

6.2. Cyber shall incur no liability under this warranty if: (1) NTC fails to notify Cyber promptly of any known alleged defect: or, (2) Cyber's tests disclose that the alleged defect is not due to defects in material or workmanship, but due to any non-authorized alterations, repairs to or mishandling, abuse or misuse of equipment or any installation and maintenance not in accordance with Cyber's procedures.

6.3. The warranty provided is the only warranty given by Cyber. All other representations and warranties, impressed or implied, including but not limited to implied warranties of quality and merchantability are excluded. Cyber shall have no liability to any person or entity for any incidental, consequential, or punitive damages (whether for property damage, other commercial or business loss) of any kind.

ARTICLE 7.  SOFTWARE

7.1. Title to all Software furnished by Cyber to NTC shall remain in Cyber. For the useful life of any hardware provided to NTC, Cyber shall, and does hereby, grant to NTC a non-exclusive license, annexed hereto as Exhibit F hereof, to use such Software in connection with the Cyber equipment. Cyber shall provide the Software (Generic Operating Software) on hard disk drive only. NTC cannot copy or distribute the Software. NTC may sublicense use of the Software in connection with the sale of Cyber equipment.

ARTICLE 8.  NON DISCLOSURE OF CONFIDENTIAL INFORMATION

8.1. During the term of this Contract, NTC will hold confidential, treat as proprietary, and provide adequate safeguards against any unauthorized disclosure of Confidential Information of Cyber. Confidential information shall consist only of those documents and data provided by Cyber to NTC. Annexed hereto and hereby made part of this Contract as Exhibit G is properly executed Confidential Information Agreement between both parties.

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ARTICLE 9.  TERM

9.1. The terms of this Contract is in perpetuity from the date hereof. After two years, if NTC does not perform to a mutually-agreed performance criteria, in order to maintain exclusivity in Egypt, Cyber may, at its option, convert it to a non-exclusive Contract on six months written notice.

ARTICLE 10.  EQUITY INVESTMENT OPTION

10.1. Should NTC elect to invest in the equity of Cyber, Cyber agrees to favorably consider the issue of equity type investments, provided however, the terms and conditions are acceptable to the Board of Directors of Cyber.

ARTICLE 11.  FORCE MAJEURE

11.1. Neither party shall be held responsible for any delay or failure to perform resulting from a cause beyond the control of such party, including strikes, embargoes, requirements imposed by Government regulation, civil or military authorities, acts of God or the public enemy, and acts or omissions of carriers.

ARTICLE 12.  ARBITRATION

12.1. This Contract shall be construed and interpreted and all rights and obligations hereunder determined in accordance with the laws of the State of New York.

12.2. In case of any disputes which cannot be resolved by mutual goodwill, the matter shall be resolved by submitting the dispute to the American Arbitration Association ("AAA") in New York. If a dispute is submitted by one party to the AAA, the other party or parties to the dispute shall participate in the proceedings in accordance with the rules of the AAA. All parties agree to submit to the award of the AAA which shall be final and binding.

ARTICLE 13.  ENTIRE CONTRACT

13.1. This Contract constitute the entire agreement between the parties with respect to the subject matter of this Contract. The provisions of this Contract supersede all prior oral and written quotations, communications, agreements, and understanding of the parties in respect of the subject matter of this Contract.

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IN WITNESS WHEREOF,  the parties hereto have caused this Contract to be executed by their representatives duly authorized and empowered thereunto, as of the date set forth above.

National Telecom Co.

By:   /s/ Hussein A. Elkholy
      ----------------------
       Dr. Hussein A. Elkholy, Chairman

Cyber Digital, Inc.

By:   /s/ J.C. Chatpar
      ----------------------
       J.C. Chatpar, Chairman & CEO

Witnessed:

By:    /s/ Kosta S. Kovachev
      ----------------------
       Kosta S. Kovachev, CEO
        Kosmar Enterprises, Inc.

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